Exhibit 10.13

FORM OF INCOME TAX RECEIVABLE AGREEMENT

Dated as of [            ], 2015

ii

This INCOME TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of [    ], 2015, is hereby entered into by and among Surgery Partners, Inc., a Delaware corporation (the “Corporation”), H.I.G. Surgery Centers, LLC, a Delaware limited liability company (the “Stockholders Representative,” in its capacity as such), the persons listed on Annex A hereto (each a “Stockholder” and collectively the “Stockholders”) and each of the permitted successors and assigns thereto.

RECITALS

WHEREAS, prior to the IPO, the Stockholders transferred 100% of their equity interests in Surgery Center Holdings, LLC, a Delaware limited liability company to the Corporation in exchange for capital stock of the Corporation;

WHEREAS, pursuant to the IPO, the Corporation will become a public company;

WHEREAS, after the IPO, the Corporation and its Subsidiaries (collectively, the “Taxable Entities” and each a “Taxable Entity”) will have Pre-IPO NOLs;

WHEREAS, the Pre-IPO NOLs and the Imputed Interest may reduce the reported liability for Taxes that the Taxable Entities might otherwise be required to pay;

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Pre-IPO NOLs and Imputed Interest on the liability for Taxes of the Taxable Entities.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings.

“Advisory Firm” means (i) Ernst & Young LLP or (ii) any other law or accounting firm that is (A) nationally recognized as being expert in Tax matters and (B) that is agreed to by the Corporation and the Stockholders Representative.

“Advisory Firm Letter” means a letter from the Advisory Firm stating, as applicable, that the relevant Schedule, notice, or other information to be provided by the Corporation to the Stockholders Representative and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and applicable law in existence on the date to which such Schedule, notice or other information relates.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 300 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.03(b) of this Agreement.

“Applicable Percentage” means, with respect to any Stockholder, the percentage set forth opposite such Stockholder’s name on Annex A, as amended from time to time to reflect any Permitted Assignment.

“Bankruptcy Code” means Title 11 of the United States Code.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means:

(i) a merger, reorganization, consolidation or similar form of business transaction directly involving the Corporation or indirectly involving the Corporation through one or more intermediaries unless, immediately following such transaction, more than 50% of the voting power of the then outstanding voting stock or other equity securities of the Corporation resulting from consummation of such transaction (including any parent or ultimate parent corporation of such Person that as a result of such transaction owns directly or indirectly the Corporation and all or substantially all of the Corporation’s assets) is held by the existing equityholders of the Corporation (determined immediately prior to such transaction and related transactions); or

(ii) a transaction in which the Corporation, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate; or

(iii) a transaction in which there is an acquisition of control of the Corporation by a Person or group of Persons (other than Stockholders and their Affiliates). For purposes of this definition, the term “control” shall mean the possession, directly or indirectly, of the power to either (A) vote more than 50% of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (B) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise (for the avoidance of doubt, consent rights do not constitute “control” for the purpose of this definition); or

(iv) the liquidation or dissolution of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the preamble of this Agreement.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall (a) have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state or local Tax law, as applicable, or (b) mean any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Divestiture” means the sale or other divestiture of any Taxable Entity, other than (x) any such sale that is or is part of a Change of Control or (y) a liquidation or merger of a Taxable Entity with and into another Taxable Entity so long as such other Taxable Entity inherits the Pre-IPO NOLs, if any, of such first-mentioned Taxable Entity as of the time of such transaction.

“Divestiture Acceleration Payment” is defined in Section 4.03(c) of this Agreement.

“Early Termination Date” means the date of delivery of an Early Termination Notice for purposes of determining the Early Termination Payment or such other date as may be agreed to by the Stockholders Representative and the Corporation.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means LIBOR plus 100 basis points.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Expert” is defined in Section 7.08 of this Agreement.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local tax law with respect to the Corporation’s payment obligations under this Agreement.

“Initial Debt Documents” is defined in Section 5.02 of this Agreement.

“Interest Amount” is defined in Section 3.01(b) of this Agreement.

“IPO” means the initial public offering of common stock of the Corporation pursuant to the registration statement on Form S-1 (File No. 333-[                    ]) of the Corporation.

“ITR Payment” means any Tax Benefit Payment, Early Termination Payment, or Divestiture Acceleration Payment required to be made by the Corporation to the Stockholders under this Agreement.

“LIBOR” means, during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Reuters Screen page “LIBOR01” (or if such screen shall cease to be publicly available, as reported by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such period.

“Material Objection Notice” is defined in Section 2.03(a) of this Agreement.

“Net Tax Benefit” is defined in Section 3.01(b) of this Agreement.

“NOLs” means for applicable Tax purposes, net operating losses, capital losses, charitable deductions, alternative minimum tax credit carryforwards, and federal and state tax credits.

“Non-NOL Tax Liability” means, with respect to any federal Taxable Year, the liability for Taxes of the Taxable Entities for such federal Taxable Year, and the state and local Taxable Years ending with or within such federal Taxable Year, determined using the same methods, elections, conventions and similar practices used on (x) the relevant Taxable Entity Returns for such federal Taxable Year and, without duplication, (y) the relevant Taxable Entity Returns for any state or local Taxable Year ending with or within such federal Taxable Year, but in each case without taking into account the Pre-IPO NOLs, or the deduction attributable to Imputed Interest, if any. If all or any portion of the liability for Taxes for a Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Non-NOL Tax Liability unless and until there has been a Determination with respect to such liability.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Permitted Assignee” means any Person who receives rights under this Agreement pursuant to a Permitted Assignment.

“Permitted Assignment” means any assignment of all or a portion of the rights of a Stockholder in accordance with this Agreement.

“Permitted Debt Documents” is defined in Section 5.02 of this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-IPO NOLs” means NOLs that have accrued or otherwise relate to taxable periods (or portions thereof) beginning prior to the date of the IPO; provided, that, in the case of a taxable period of a Taxable Entity beginning on or prior to the date of the IPO and ending after the date of the IPO (a “Straddle Period”), the Pre-IPO NOLs of a Taxable Entity for such Straddle Period shall for purposes of this Agreement be calculated based on an interim closing of the books as of the close of the date of the IPO (and for such purpose, the taxable period of any partnership or other pass-through entity or any “controlled foreign corporation” within the meaning of Section 957 of the Code in which the Taxable Entity owns a beneficial interest shall be deemed to terminate at such time), except that the amount of exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, with respect to such Straddle Period shall be treated as apportioned on a daily basis; provided, further, Pre-IPO NOLs shall not include NOLs of any corporation or other entity acquired by a Taxable Entity by purchase, merger, or otherwise (in each case, from a Person or Persons other than a Taxable Entity and whether or not such corporation or other entity survives) after the IPO that relate to periods (or portions thereof) ending on or prior to the date of such acquisition.

“Realized Tax Benefit” means, for a federal Taxable Year, the excess, if any, of the Non-NOL Tax Liability over the actual liability for Taxes of the Taxable Entities for (x) such federal Taxable Year and, without duplication, (y) any state or local Taxable Year ending with or within such federal Taxable Year, and assuming for purposes of calculating any actual liability that the Taxable Entities utilize the Pre-IPO NOLs and any deduction attributable to Imputed Interest to the maximum extent permitted by law as early as may be permitted by applicable law. If all or a portion of the actual Tax liability for Taxes for a Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination with respect to such liability.

“Reconciliation Dispute” is defined in Section 7.08 of this Agreement.

“Reconciliation Procedures” means those procedures set forth in Section 7.08 of this Agreement.

“Schedule” means, as applicable, any Tax Benefit Schedule and the Early Termination Schedule.

“Stockholder” and “Stockholders” are defined in the preamble of this Agreement.

“Stockholders Representative” is defined in the preamble of this Agreement.

“Straddle Period” is defined in the definition of “Pre-IPO NOLs”.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls more than 50% of the voting power (or other similar interests) or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.02 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Entity” is defined in the recitals of this Agreement.

“Taxable Entity Return” means the federal income Tax Return of a Taxable Entity filed with respect to a federal Taxable Year and/or state and/or local income (or similar, including franchise, as applicable) Tax Return, as applicable, of the Taxable Entity filed with respect to a Taxable Year ending with or within such federal Taxable Year.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the date hereof.

“Tax” and “Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges measured with respect to net income or profits, and any interest related to such taxes.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Transferred NOLs” means, in the event of a Divestiture, the Pre-IPO NOLs attributable to the Taxable Entities sold in such Divestiture to the extent such Pre-IPO NOLs are transferred with such Taxable Entities under applicable Tax law (including under Sections 381 and 1502 of the Code and the Treasury Regulations promulgated thereunder, and any corresponding provisions of state and local law) following the Divestiture (disregarding any limitation on the use of such Pre-IPO NOLs as a result of the Divestiture) and do not remain under applicable Tax law with the Corporation or any of its Subsidiaries (other than the Taxable Entities sold in such Divestiture).

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date (and each prior Taxable Year with respect to which the Tax Benefit Schedule has not become final in accordance with the terms of this Agreement), each Taxable Entity will generate an amount of taxable income sufficient to fully use the Pre-IPO NOLs and deductions or loss carryforwards with respect to any Imputed Interest that are available for use in such year (taking into account the rules and limitations under Section 382 of the Code and the Treasury Regulations promulgated thereunder as well as the rules relating to the treatment of “net unrealized built-in gain” and “net unrealized built-in loss,” applying the principles described in Notice 2003-65, 2003-2 C.B. 747; it being understood for the avoidance of doubt that any deductions that would have arisen as a result of a portion of a hypothetical Tax Benefit Payment being treated as Imputed Interest pursuant to this Agreement and that are treated as Pre-IPO NOLs available for use in a taxable year pursuant to this Agreement are not subject to such rules and limitations described in Section 382 of the Code and the Treasury Regulations promulgated thereunder or as the rules relating to the treatment of “net unrealized built-in gain” and “net unrealized built-in loss” described in Notice 2003-65, 2003-2 C.B. 747), (ii) the utilization of the Pre-IPO NOLs and the deductions or loss carryforwards with respect to any Imputed Interest for such Taxable Year or future Taxable Years, as applicable, will be determined based on the Tax laws in effect on the Early Termination Date, and (iii) the income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other laws as in effect on the Early Termination Date (or, with respect to any Taxable Year for which such income Tax rates are not specified by the Code and other law as in effect on the Early Termination Date, such income Tax rates that are in effect on the Early Termination Date).

Section 1.02. Terms Generally. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b) words importing any gender shall include other genders;

(c) words importing the singular only shall include the plural and vice versa;

(d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;

(g) references to any Person include the successors and permitted assigns of such Person;

(h) references to any agreement, contract or schedule, unless otherwise stated, are to such agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and

(i) the parties hereto have participated collectively in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties that this Agreement shall be construed as if drafted collectively by the parties hereto, and that no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01. Pre-IPO NOLs. The Corporation, on the one hand, and the Stockholders, on the other hand, acknowledge that the Taxable Entities may utilize the Pre-IPO NOLs to reduce the amount of Taxes that the Taxable Entities would otherwise be required to pay in the future.

Section 2.02. Tax Benefit Schedule. Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for any federal Taxable Year in which there is a Realized Tax Benefit, the Corporation shall provide to the Stockholders Representative a schedule showing, in reasonable detail, (i) the calculation of the Realized Tax Benefit for such federal Taxable Year, and (ii) the calculation of any payment to be made to the Stockholders pursuant to Article III with respect to such federal Taxable Year (collectively a “Tax Benefit Schedule”). Concurrently, the Corporation shall also deliver to the Stockholders Representative all supporting information (including work papers and valuation reports) reasonably necessary to support the calculation of such payment. Each Schedule will become final as provided in Section 2.03(a) and may be amended as provided in Section 2.03(b) (subject to the procedures set forth in Section 2.03(a)).

Section 2.03. Procedures; Amendments.

(a) Procedure. Each time the Corporation delivers to the Stockholders Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.03(b), and including any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (x) deliver to the Stockholders Representative the schedules, valuation reports, if any, and work papers necessary to provide reasonable detail regarding the preparation of the Schedule and an Advisory Firm Letter related to such Schedule (the cost and expense of which shall be paid by the Corporation) and (y) allow the Stockholders Representative reasonable access at no cost to the appropriate representatives at each of the Corporation and the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless the Stockholders Representative, within thirty (30) calendar days after receiving any Schedule or amendment thereto, provides the Corporation with notice of a material objection to such Schedule (a “Material Objection Notice”) made in good faith. A Schedule will also become final and binding upon the Stockholders Representative confirming in writing that it will not provide a Material Objection Notice with respect to such Schedule. If the parties, for any reason, are unable to successfully resolve the issues raised in any Material Objection Notice within thirty (30) calendar days of receipt by the Corporation of such Material Objection Notice, the Corporation and the Stockholders Representative shall employ the Reconciliation Procedures.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Stockholders Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change (relative to the amounts in the original Schedule) in the Realized Tax Benefit for the relevant federal Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to a Taxable Year, or (v) to reflect a material change (relative to the amounts in the original Schedule) in the Realized Tax Benefit for the relevant federal Taxable Year attributable to an amended Tax Return filed for a Taxable Year (such Schedule, an “Amended Schedule”); provided, however, that an amendment under clause (i) attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be made on an Amended Schedule unless and until there has been a Determination with respect to such change. The Corporation shall provide any Amended Schedule to the Stockholders Representative within thirty (30) calendar days of the occurrence of an event referred to in clauses (i) through (v) of the preceding sentence, and any such Amended Schedule shall be subject to approval procedures similar to those described in Section 2.03(a).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01. Payments.

(a) Timing of Payments. Within five (5) Business Days of a Tax Benefit Schedule with respect to a federal Taxable Year (for the avoidance of doubt, including, without duplication, any state or local Taxable Year ending with or within such Taxable Year) delivered to the Stockholders Representative becoming final in accordance with the terms hereof, the Corporation shall pay to each Stockholder for such Taxable Year(s) its share (based on such Stockholder’s Applicable Percentage) of the Tax Benefit Payment for such federal Taxable Year determined pursuant to Section 3.01(b). Each such share of a Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of the applicable Stockholder previously designated by the Stockholder to the Corporation, or as otherwise agreed by the Corporation and the Stockholder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including estimated federal income Tax payments.

(b) A “Tax Benefit Payment” for a federal Taxable Year means an amount, not less than zero, equal to eighty-five percent (85%) of the sum of the Net Tax Benefit (as defined below) for such Taxable Year and the Interest Amount (as defined below) for such Taxable Year. The “Net Tax Benefit” for a federal Taxable Year shall equal: (i) the Taxable Entities’ Realized Tax Benefit, if any, for such Taxable Year plus (ii) the amount of the excess (if any) of the Realized Tax Benefit reflected on an Amended Schedule for a previous federal Taxable Year over the Realized Tax Benefit reflected on the previous Tax Benefit Schedule for such previous Taxable Year, minus (iii) the excess (if any) of the Realized Tax Benefit reflected on a previous Tax Benefit Schedule for a previous federal Taxable Year over the Realized Tax Benefit reflected on the Amended Schedule for such previous Taxable Year; provided, however, that, to the extent the excess amounts described in clauses (ii) and (iii) of this definition were taken into account in determining any Tax Benefit Payment in a preceding federal Taxable Year, such amounts shall not be taken into account in determining a Tax Benefit Payment attributable to any other Taxable Year; provided, further, that the Stockholders shall not be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” for a federal

Taxable Year shall equal the interest on any Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporation’s U.S. federal income Tax Return with respect to Taxes for the Taxable Year for which the Net Tax Benefit is being measured through the applicable Payment Date; provided, that, in the case of a state or local Taxable Year of a Taxable Entity that ends within and not with such federal Taxable Year, the interest on the portion of the Net Tax Benefit attributable to such state or local Taxable Year shall be calculated at the Agreed Rate from the due date (without extensions) for filing the Taxable Entity’s corresponding state or local income Tax Return with respect to Taxes for such state or local Taxable Year through the applicable Payment Date.

Section 3.02. No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement, and this Agreement shall be construed and interpreted in accordance with such intention. It is intended that 85% of all Realized Tax Benefits for all Taxable Years (in addition to the Interest Amounts contemplated by this Agreement) be paid by the Corporation (subject to the provisions of Article IV).

ARTICLE IV

TERMINATION

Section 4.01. Termination, Early Termination and Breach of Agreement.

(a) The Corporation may terminate this Agreement by paying each Stockholder its share (based on such Stockholder’s Applicable Percentage) of the Early Termination Payment. Upon payment of the Early Termination Payment by the Corporation to the Stockholders, no Taxable Entity will have any further payment obligations under this Agreement, other than any Tax Benefit Payment agreed to by the Corporation and the Stockholders Representative as due and payable but unpaid as of the Early Termination Date (except to the extent that such amount is included in the Early Termination Payment).

(b) In the event that the Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall accelerate, and such obligations shall be calculated and finalized pursuant to this Article IV as if an Early Termination Notice had been delivered on the date of such breach and shall include (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such breach and (2) any Tax Benefit Payment agreed to by the Corporation and the Stockholders Representative as due and payable but as yet unpaid (except to the extent that such amount is included in the Early Termination Payment). Except as otherwise provided in the last sentence of Section 7.06(a), the Stockholders Representative is the only person that may assert the Corporation has breached any of its material obligations under this Agreement. Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement, the Stockholders Representative shall be entitled to elect for the Stockholders to receive the amounts set forth in (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due; provided, that, in the event that payment is not made within three months of the date such payment is due, the Stockholders Representative shall, prior to claiming a breach by the Corporation pursuant to this Section 4.01(b) for making untimely payments, be required to give written notice to the Corporation that the Corporation has breached its material obligations, and so long as such payment is made within five (5) Business Days of the delivery of such notice to the Corporation, the Corporation shall no longer be deemed to be in breach of its material obligations under this Agreement as a result of such untimely payments. The parties agree that any breach of Section 7.13 of this Agreement by the Corporation (without obtaining the advance written consent of the Stockholders Representative) shall be deemed to be a breach of a material obligation under this Agreement.

(c) Change of Control. In the event of a Change of Control, all obligations hereunder shall accelerate, and such obligations shall (except as otherwise provided in this Section 4.01(c)) be calculated and finalized pursuant to this ARTICLE IV as if an Early Termination Notice had been delivered on the date of the Change of Control and shall include (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the effective date of the Change of Control, and (2) any Tax Benefit Payment agreed to by the Corporation and the Stockholders Representative as due and payable but as yet unpaid (except to the extent that such amount is included in the Early Termination Payment). In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions, substituting in each case the phrase “closing date of a Change of Control” for the phrase “Early Termination Date.” The Early Termination Payment arising as a result of a Change of Control shall be payable on the date of such Change of Control, and the Corporation shall use all reasonable efforts to provide to the Stockholders Representative an Early Termination Schedule with respect to an expected Change of Control as far in advance as is reasonably practicable of such Change of Control (but no more than thirty Business Days in advance) so as to enable the calculation of the Early Termination Payment to be finalized prior to the date of the Change of Control. Notwithstanding the foregoing, where the parties anticipate a Change of Control but are not certain of the date on which such Change of Control will occur, the Corporation and the Stockholders Representative may agree to base the calculations contemplated by this Section 4.01(c) on a date other than the Change of Control.

(d) Divestiture Acceleration Payment. In the event of a Divestiture, the Corporation shall pay to the Stockholders, in accordance with their Applicable Percentages, the Divestiture Acceleration Payment in respect of such Divestiture, which shall be calculated and finalized pursuant to this ARTICLE IV as if an Early Termination Notice had been delivered on the date of the Divestiture (but solely with respect to the Taxable Entities sold in the Divestiture). In the event of a Divestiture, the Divestiture Acceleration Payment shall be calculated utilizing the Valuation Assumptions, substituting in each case the phrase “closing date of the Divestiture” for the phrase “Early Termination Date.”

Section 4.02. Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.01 above, the Corporation shall deliver to the Stockholders Representative notice of such intention to exercise such right (an “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the information required pursuant to Section 2.02 and the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on all parties unless the Stockholders Representative, within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporation with a Material Objection Notice. An Early Termination Schedule will also become final and binding upon the Stockholders Representative confirming in writing that it will not provide a Material Objection Notice with respect to such Schedule. If the parties, for any reason, are unable to successfully resolve the issues raised in such Material Objection Notice within thirty (30) calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the Stockholders Representative shall employ the Reconciliation Procedures as described in Section 7.08 of this Agreement.

Section 4.03. Payment upon Early Termination.

(a) Within three (3) Business Days after agreement is reached between the Stockholders Representative and the Corporation concerning the Early Termination Schedule or such Schedule is finalized pursuant to the Reconciliation Procedures, the Corporation shall pay to each Stockholder its share (based on such Stockholder’s Applicable Percentage) of the Early Termination Payment or Divestiture Acceleration Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the applicable Stockholders, or as otherwise agreed by the Corporation and the Stockholder.

(b) The “Early Termination Payment” means, as of the Early Termination Date, the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments (other than those payable in addition to the Early Termination Payment, where contemplated by Section 4.01) that would be required to be paid by the Corporation beginning from the Early Termination Date, assuming the Valuation Assumptions are applied, all as may be adjusted further in a manner agreed to by the Corporation and the Stockholders Representative. For purposes of calculating, pursuant to this Section 4.03(b), the present value of all Tax Benefit Payments that would be required to be paid (1) it shall be assumed that, absent the Early Termination Notice, all Tax Benefit Payments would be paid on the due date (without extensions) for filing the Corporation’s U.S. federal income Tax Return with respect to Taxes for each Taxable Year (or the due date (without extensions) for filing the applicable Taxable Entity’s state or local income Tax Returns, to the extent such Tax Benefit Payments are attributable to the portion of the Net Tax Benefit attributable to such corresponding state or local Taxable Year) and (2) any deductions that would have arisen as a result of a portion of any such hypothetical Tax Benefit Payment being treated as Imputed Interest shall be treated as Pre-IPO NOLs available for use in the taxable year in which such Tax Benefit Payment would have been paid based on the application of the provisions of this Section 4.03(b) and the Valuation Assumptions. A simplified example of the calculation of a Stockholder’s Early Termination Payment will be included as Annex B to this Agreement upon the review and approval of such example by the Stockholders Representative.

(c) The “Divestiture Acceleration Payment” as of the date of any Divestiture means the present value, discounted at the Early Termination Rate as of such date, of the Tax Benefit Payment resulting solely from the Transferred NOLs that would be required to be paid by the Corporation beginning from the date of such Divestiture assuming the Valuation Assumptions are applied, provided that the Divestiture Acceleration Payment shall be calculated without giving effect to any limitation on the use of the Transferred NOLs resulting from the Divestiture, all as may be adjusted further in a manner agreed to by the Corporation and the Stockholders Representative. For purposes of calculating the present value pursuant to this Section 4.03(c) of all Tax Benefit Payments that would be required to be paid (1) it shall be assumed that absent the Divestiture all Tax Benefit Payments would be paid on the due date (without extensions) for filing the Corporation’s U.S. federal income Tax Return with respect to Taxes for each Taxable Year (or the due date (without extensions) for filing the applicable Taxable Entity’s state or local income Tax Returns, to the extent such Tax Benefit Payments are attributable to the portion of the Net Tax Benefit attributable to such corresponding state or local Taxable Year) and (2) any deductions that would have arisen as a result of a portion of any such hypothetical Tax Benefit Payment being treated as Imputed Interest shall be treated as Pre-IPO NOLs available for use in the taxable year in which such Tax Benefit Payment would have been paid based on the application of the provisions of this Section 4.03(c) and the Valuation Assumptions.

ARTICLE V

LATE PAYMENTS AND COMPLIANCE WITH INDEBTEDNESS

Section 5.01. Late Payments by the Corporation. The amount of all or any portion of any ITR Payment not made to the Stockholders when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such ITR Payment was due and payable.

Section 5.02. Compliance with Indebtedness. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporation fails to make or cause to be made any Tax Benefit Payment (or portion thereof) when due (other than, for clarity, any Early Termination Payment payable in connection with a Change of Control) to the extent that the Corporation determines in good faith that the Corporation has insufficient funds (taking into account funds of its wholly-owned Subsidiaries that are permitted to be distributed or loaned to the Corporation pursuant to the terms of any applicable credit agreements or other documents evidencing indebtedness (each as reasonably interpreted by the Corporation), but not taking into account funds of its wholly-owned Subsidiaries that are not permitted to be distributed or loaned pursuant to the terms of such agreements or documents and not taking into account funds reasonably reserved for reasonably expected liabilities or expenses) to make such payment; provided that the interest provisions of Section 5.01 shall apply to such late payment (unless the Corporation determines in good faith that (x) the Corporation does not have sufficient cash to make such payment as a result of limitations imposed by credit agreements or any other documents evidencing indebtedness to which the Corporation or its wholly-owned Subsidiaries is a party, guarantor or otherwise an obligor as of the date of this Agreement (the “Initial Debt Documents”) or any other document evidencing indebtedness to which the Corporation or its wholly-owned Subsidiaries becomes a party, guarantor or otherwise an obligor thereafter to the extent the terms of such other documents are not materially more restrictive in respect of the Corporation’s ability to receive from its direct or indirect Subsidiaries funds sufficient to make such payments compared to the terms of the Initial Debt Documents, as determined by the Corporation in good faith (any such document, collectively with the Initial Debt Documents, the “Permitted Debt Documents”), or (y) such payments could (I) be set aside as fraudulent transfers or conveyances or similar actions under fraudulent transfer laws or (II) could cause the Corporation and/or its wholly-owned Subsidiaries to be undercapitalized, in which case Section 5.01 shall apply, but the Default Rate shall be replaced by the Agreed Rate).

ARTICLE VI

NO DISPUTES: CONSISTENCY: COOPERATION

Section 6.01. The Stockholders Representative’s Participation in the Corporation’s Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation, including the preparation, filing or amendment of any Tax Return and the defense, contest, or settlement of any issue pertaining to Taxes, subject to a requirement that the Corporation act in good faith in connection with its control of any matter which is reasonably expected to affect any Stockholder’s rights and obligations under this Agreement. Notwithstanding the foregoing, the Corporation shall notify the Stockholders Representative of, and keep the Stockholders Representative reasonably informed with respect to, the portion of any audit of the Corporation or other Taxable Entity by a Taxing Authority the outcome of which is reasonably expected to affect any Stockholder’s rights and obligations under this Agreement, and shall give the Stockholders Representative reasonable opportunity to provide information and participate in the applicable portion of such audit.

Section 6.02. Consistency. The Corporation and the Stockholders agree to report and cause to be reported for all purposes, including federal, state, and local Tax purposes and financial reporting purposes, except upon a contrary final determination by an applicable Taxing Authority (i) the ITR Payments as described in Section 351(b) of the Code as partial consideration to the Stockholders for their transfer of equity interests in Surgery Center Holdings, LLC to the Corporation, other than amounts required to be treated as Imputed Interest, and (ii) all other Tax-related items in a manner consistent with that specified by the Corporation in any Schedule or statement required or permitted to be provided by or on behalf of the Corporation under this Agreement and agreed by the Stockholders Representative.

Section 6.03. Cooperation. Each of the Corporation and the Stockholders (through the Stockholders Representative) shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the requesting party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the requesting party shall reimburse the other party for any reasonable third-party costs and expenses incurred pursuant to this Section 6.03.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 7.01). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporation, to:

Surgery Partners, Inc.

40 Burton Hills Boulevard

Suite 500

Nashville, Tennessee 37215

Fax: (615) 234-5998

Attention: Chief Financial Officer and Chief Executive Officer

Email: tsparks@surgerypartners.com and mdoyle@surgerypartners.com with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Fax: (646) 728-1523

Attention: Carl Marcellino

Email: carl.marcellino@ropesgray.com

If to the Stockholders Representative, to:

H.I.G. Surgery Centers, LLC

c/o H.I.G. Capital

600 Fifth Avenue

New York, New York 10020

Fax: (212) 506-0559

Attention: Chris Latiala and Matthew Lozow

Email: claitala@higcapital.com and mlozow@higcapital.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Fax: (212) 596-9090

Attention: Carl Marcellino

Email: carl.marcellino@ropesgray.com

Any party may change its address, fax number or e-mail by giving the other party written notice of its new address, fax number or e-mail in the manner set forth above.

Section 7.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission (or similar electronic transmission) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.03. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. Other than as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to, or shall, confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 7.05. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced as a result of any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the transactions contemplated hereby may be consummated as originally contemplated to the greatest extent possible.

Section 7.06. Successors; Assignment; Amendments; Waivers.

(a) Each Stockholder may freely assign or transfer its rights under this Agreement without the prior written consent of the Corporation to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporation, agreeing to be bound by all provisions of this Agreement. If the Stockholders Representative assigns all or a portion of its rights as a Stockholder under this Agreement, such transferee shall, at the election of the Stockholders Representative, also have the rights provided to the Stockholders Representative in its capacity as such; provided further that the Stockholders Representative may assign its rights in its capacity as such to an Affiliate.

(b) The Corporation may not assign any of its rights and obligations under this Agreement without the prior written consent of the Stockholders Representative.

(c) No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation and the Stockholders Representative. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(d) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives, including any Permitted Assignee pursuant to a Permitted Assignment. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

Section 7.07. Resolution of Disputes.

(a) Other than with respect to any disputes under Section 2.03, Section 4.02, Section 4.03, or Section 6.02 (which are to be resolved pursuant to Section 7.08), any and all disputes which cannot be settled amicably between the Corporation and the Stockholders Representative, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in accordance with the then existing Rules of Arbitration of the International Chamber of Commerce. The place of arbitration shall be New York, New York. The parties shall jointly select a single arbitrator who shall have the authority to hold hearings and to render a decision in accordance with the then existing Rules of Arbitration of the International Chamber of Commerce. If the Corporation and the Stockholders Representative fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the arbitrator shall be selected by the International Chamber of Commerce. The arbitrator shall be a lawyer. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., and judgment on the award may be entered by any court having jurisdiction thereof. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of Section 7.07(a), either the Corporation or the Stockholders Representative may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.07(b), the Stockholders Representative (i) expressly consents to the application of Section 7.07(c) to any such action or proceeding, and (ii) irrevocably appoints the Corporation as its agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the Stockholders Representative of any such service of process, shall be deemed in every respect effective service of process upon such Stockholder in any such action or proceeding.

(c) (i) THE CORPORATION AND EACH STOCKHOLDER (THROUGH THE STOCKHOLDERS REPRESENTATIVE) HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK AND AGREES THAT ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF Section 7.07(b) SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF NEW YORK (OR, IF THE SUPREME COURT OF THE STATE OF NEW YORK REFUSES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF NEW YORK). The parties acknowledge that the forum designated by this Section 7.07(c) has a reasonable relation to this Agreement and to the parties’ relationship with one another.

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 7.07(c)(i) and such parties agree not to plead or claim the same.

(iii) AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 7.08. Reconciliation Procedures. In the event that the Corporation and the Stockholders Representative are unable to resolve a disagreement with respect to the matters governed by Section 2.03, Section 4.02, Section 4.03, and Section 6.02 within the relevant period designated in this Agreement (or the amount of a payment in the case of an early termination, breach of agreement, Change of Control, or Divestiture Acceleration Payment to which Section 4.01 applies) (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert in the particular area of disagreement (the “Expert”) mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the

Corporation or any of the Stockholders or any other actual or potential conflict of interest. If the Reconciliation Dispute is not resolved before any payment that is the subject of the Reconciliation Dispute is due or any Tax Return reflecting the subject of the Reconciliation Dispute is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or the amendment of any Tax Return shall be borne by the Corporation, except as provided in the next sentence. Each of the Corporation and the Stockholders shall bear their own costs and expenses of such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute, within the meaning of this Section 7.08 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.08 shall be binding on the Corporation and the Stockholders and may be entered and enforced in any court having jurisdiction.

Section 7.09. Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state or local or foreign Tax law, provided that the Corporation (i) gives 10 days advance written notice of its intention to make such withholding to the Stockholders Representative, (ii) identifies the legal basis requiring such withholding and (iii) gives the Stockholders Representative an opportunity to establish that such withholding is not legally required. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholders. The Corporation shall provide evidence of such payments to the Stockholders (through the Stockholders Representative) to the extent that such evidence is available.

Section 7.10. Affiliated Corporations; Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If a Taxable Entity is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code (other than if the Taxable Entity becomes a member of such a group as a result of a Change of Control or Divestiture, in which case the provisions of Article IV shall control), or a member of a consolidated, combined or unitary group of any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group (or groups, as applicable) as a whole; and (ii) Tax Benefit Payments shall be computed with reference to the consolidated taxable income of the group (or groups, as applicable) as a whole.

(b) If any Person the income of which is included in the income of the Corporation’s affiliated or consolidated group transfers one or more assets to a corporation with which such Person does not file a consolidated Tax Return pursuant to Section 1501 of the Code, for purposes of calculating the amount of any Tax Benefit Payment (e.g., calculating the gross income of the Corporation’s affiliated or consolidated group and determining the Realized Tax Benefit) due hereunder, such Person shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset, or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

Section 7.11. Confidentiality. (a) Each Stockholder (through the Stockholders Representative) and each of its assignees acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not to disclose to any Person all confidential matters, acquired pursuant to this Agreement, of the Corporation or the Stockholders. This Section 7.11 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of a Stockholder or affiliate in violation of this Agreement) or is generally known to the business community or (ii) the disclosure of information to the extent necessary for any Stockholder or affiliate to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, each Stockholder and each assignee (and each employee, representative or other agent of such Stockholder or assignee) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of (w) the Corporation and its Subsidiaries, (x) the transactions entered into in connection with the IPO, (y) this Agreement and (z) any of the transactions of the Corporation and its Subsidiaries, and all materials of any kind (including opinions or other Tax analyses) that are provided to such Stockholder or assignee relating to such Tax treatment and Tax structure.

(b) If the Stockholders Representative or any of its assignees commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.11, the Corporation shall have the right and remedy to have the provisions of this Section 7.11 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries and the accounts and funds managed by the Corporation, and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.12. Appointment of Stockholders Representative.

(a) Appointment. Without further action of any of the Corporation, the Stockholders Representative or any Stockholder, and as partial consideration of the benefits conferred by this Agreement, the Stockholders Representative is hereby irrevocably constituted and appointed, with full power of substitution, to act in the name, place and stead of each Stockholder with respect to the taking by the Stockholders Representative of any and all actions and the making of any decisions required or permitted to be taken by the Stockholders Representatives under this Agreement (and any potential agreement with the Corporation to terminate this Agreement earlier than such time as is provided in Section 4.01 provided that any payment made by the Corporation upon such an early termination shall be paid to each Stockholder based on such Stockholder’s Applicable Percentage). The power of attorney granted herein is coupled with an interest and is irrevocable and may be delegated by the Stockholders Representatives. No bond shall be required of the Stockholders Representatives, and the Stockholders Representatives shall receive no compensation for its services.

(b) Expenses. If at any time the Stockholders Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, upon written notice to the Corporation from the Stockholders Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the Stockholders Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, the Corporation shall reduce any future payments (if any) due to the Stockholders hereunder pro rata (based on their respective Applicable Percentages in the Corporation) by the amount of such expenses which it shall instead remit directly to the Stockholders Representative. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the Stockholders Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt, it may do so at any time and from time to time in its sole discretion).

(c) Limitation on Liability. The Stockholders Representative shall not be liable to any Stockholder for any act of the Stockholders Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such Stockholder as a proximate result of the bad faith or willful misconduct of the Stockholders Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such action or omission being made in good faith and with reasonable judgment). The Stockholders Representative shall not be liable for, and shall be indemnified by the Stockholders (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the Stockholders Representative (and any cost or expense incurred by the Stockholders Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the bad faith or willful misconduct of the Stockholders Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such action or omission being made in good faith and with reasonable judgment); provided, however, in no event shall any Stockholder be obligated to indemnify the Stockholders Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such Stockholder hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such Stockholder. Each Stockholder’s receipt of any and all benefits to which such Stockholder is entitled under this Agreement, if any, is conditioned upon and subject to such Stockholder’s acceptance of all obligations, including the obligations of this Section 7.12(c), applicable to such Stockholder under this Agreement.

(d) Actions of the Stockholders Representative. Any decision, act, consent or instruction of the Stockholders Representative shall constitute a decision of all Stockholders and shall be final, binding and conclusive upon each Stockholder, and the Corporation may rely upon any decision, act, consent or instruction of the Stockholders Representative as being the decision, act, consent or instruction of each Stockholder. The Corporation is hereby relieved from any liability to any Person for any acts done by the Corporation in accordance with any such decision, act, consent or instruction of the Stockholders Representative.

Section 7.13. Conflicting Agreements. Other than with respect to the Permitted Debt Documents, the Corporation shall not, and shall cause its Subsidiaries to not, enter into any agreement or indenture or any amendment or other modification to any agreement or indenture (including, in each case, in connection with any refinancing) that would, directly or indirectly, restrict or otherwise encumber (or in the case of amendments or other modifications, further restrict or encumber) its ability to make payments under this Agreement in accordance with its terms, including any agreement that would, directly or indirectly, restrict or otherwise encumber (or in the case of amendments or other modifications, further restrict or encumber) the ability of the Corporation’s Subsidiaries to upstream cash (by dividend or loan) to the Corporation to fund amounts payable by the Corporation under this Agreement.

[Signatures pages follow]

IN WITNESS WHEREOF, the Corporation, Stockholders Representative, and each Stockholder have duly executed this Agreement as of the date first written above.

SURGERY PARTNERS, INC.

By:
Name:
Title:

H.I.G. Surgery Centers, LLC, as Stockholders Representative

By:	[ ], its Managing Member

By:	[ ], its Investment Manager

By:
Name:
Title:

STOCKHOLDERS

H.I.G. Surgery Centers, LLC

By:	[ ], its Managing Member

By:	[ ], its Investment Manager

By:
Name:
Title:

Multi Strategy IC Limited

By:
Name:
Title:

Partners Group Access 74 L.P.

By:	[ ], its General Partner

By:
Name:
Title:

Partners Group Direct Mezzanine 2011, L.P. Inc.

By:
Name:
Title:

Partners Group Mezzanine Finance III, L.P.

By:	[ ], its General Partner

By:
Name:
Title:

Partners Group Mezzanine Finance IV, L.P.

By:	[ ], its General Partner

By:
Name:
Title:

Partners Group MRP, L.P.

By:	[ ], its General Partner

By:
Name:
Title:

Partners Group Private Equity (Master Fund), LLC

By:	[ ], its Managing Member

By:	[ ], its Investment Manager

By:
Name:
Title:

THL Credit, Inc.

By:
Name:
Title:

Mike Doyle

Makayla Doyle 2012 Irrevocable Trust

Mason Doyle 2012 Irrevocable Trust

Michael Doyle 2012 Irrevocable Trust

Scott Macomber

John Lawrence

Jeff Parks

Will Milo

Ron Zelhof

Armando Cremata

Julie Lewis

Michele Simon

Teresa Sparks

John Crysel

Dennis Dean

George Goodwin

Anthony Taparo

Jennifer Baldock

Matt Petty

Ken Mitchell

Chris Toepke

Chris Throckmorton

David Harkins

Lainie Kennedy

Brandan Lingle

David Neal

Katie Rendall

John Blanck

John Calta

Craig Hethcox

Marcy Atheney

Preston Bain

Chad Baldwin

Derek Bell

Randy Bissel

Brian Blankenship

Philip Bodie

Jane Bradford

Ronald Brank

Laurie Brocato

Jeff Bruener

Elizabeth Campbell

Eric Chandler

Kevin Dowdy

Michelle Faccinello-Jones

Elise Gregory

Miles Kennedy

Lisa Mann

Justin McCann

Matt Musso

Darrell Naish

James B. Parnell

Rick Payne

Stephanie Plummer

Linda Simmons

Colleen Smallwood

Joe Vesneski

Leonard Warren

Trent Webb

Dan West

Kelly Whelan

Lauren Whitsett

David Williamson

Annex A

List of Stockholders (and Applicable Percentages)

Stockholder	Applicable Percentage
H.I.G. Surgery Centers, LLC
THL Credit, Inc.
Partners Group Access 74 L.P.
Partners Group Mezzanine Finance III, L.P.
Partners Group MRP, L.P.
Partners Group Private Equity (Master Fund), LLC
Multi Strategy IC Limited
Partners Group Direct Mezzanine 2011, L.P. Inc.
Partners Group Mezzanine Finance IV, L.P.
Mike Doyle
Makayla Doyle 2012 Irrevocable Trust
Mason Doyle 2012 Irrevocable Trust
Michael Doyle 2012 Irrevocable Trust
Scott Macomber
John Lawrence
Jeff Parks
Will Milo
Ron Zelhof
Armando Cremata
Julie Lewis
Michele Simon
Teresa Sparks
John Crysel
Dennis Dean
George Goodwin
Anthony Taparo
Jennifer Baldock
Matt Petty
Ken Mitchell
Chris Toepke
Chris Throckmorton
David Harkins
Lainie Kennedy
Brandan Lingle
David Neal
Katie Rendall
John Blanck
John Calta
Craig Hethcox
Marcy Atheney

Preston Bain
Chad Baldwin
Derek Bell
Randy Bissel
Brian Blankenship
Philip Bodie
Jane Bradford
Ronald Brank
Laurie Brocato
Jeff Bruener
Elizabeth Campbell
Eric Chandler
Kevin Dowdy
Michelle Faccinello-Jones
Elise Gregory
Miles Kennedy
Lisa Mann
Justin McCann
Matt Musso
Darrell Naish
James B. Parnell
Rick Payne
Stephanie Plummer
Linda Simmons
Colleen Smallwood
Joe Vesneski
Leonard Warren
Trent Webb
Dan West
Kelly Whelan
Lauren Whitsett
David Williamson